Exhibit 1.1

CONFIDENTIAL TREATMENT REQUESTED – REDACTED COPY

Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [***]. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Third Amendment

This Third Amendment, dated as of October 21, 2013 (the “Amendment 3” and the “Amendment Date,” respectively), (i) amends that certain agreement between Martha Stewart Living Omnimedia, Inc. (“MSLO”) and J.C. Penney Corporation, Inc., together with its Affiliates and Subsidiaries, (“JCP”), dated December 6, 2011 (as amended, the “Agreement”) and (ii) expresses the parties’ further agreements related thereto as set forth below. Specifically, for good and valuable consideration, the sufficiency of which the parties do hereby acknowledge, the parties, by executing this Amendment 3, agree as follows:

Definitions

1.	Capitalized terms used in this Amendment 3 and not otherwise defined herein shall have the meanings provided in the Agreement.

Amendments to Agreement

2.	The third, fourth, fifth and sixth Recitals are deleted and the following substituted: “Intentionally Deleted”.

3.	The following Definitions are deleted: (a), (d), (h), (i), (l), (o), (r), (gg), (hh), (ii), (jj), (kk), (ss), (tt), (xx), (yy), (fff), (kkk), (lll), (mmm), (ppp), (sss) and (vvv), and the following substituted: “Intentionally Deleted”.

4.	Definition (pp) is deleted and the following substituted: “MSLO Media Properties” means any MSLO magazines, websites, television or radio programs or other media properties.

5.	Definition (rr) is deleted and the following substituted:

“MSLO Products” means products in the Non-Exclusive Categories (i) manufactured and distributed pursuant to this Agreement, (ii) approved and authorized by MSLO pursuant to this Agreement, and (iii) bearing one or more of the Trademarks on the product itself or on a hang-tag, label, and/or other means of packaging.

6.	Definition (ddd) is deleted and the following substituted:

“Product Categories” are the Non-Exclusive Categories.

7.	Definition (eee) is deleted and the following substituted:

“Products” means MSLO Products.

8.	Definition (www) is deleted and the following substituted:

“2006 Agreement” means the License and Promotion Agreement between MSLO and Macy’s Merchandising Group, Inc., dated as of April 3, 2006, as amended up through and including any amendments entered into prior to August 1, 2012, but excluding any amendments thereafter.

9.	The following Sections are deleted: 1(c), 2, 3, 4, 5, 6(a)-(c) and 10(c) and the following substituted: “Intentionally Deleted”.

10.	In Section 1(a), the phrase “, and the sale of Products through the Website” is deleted.

11.	In Section 1(d), the phrase “and to retail customers who purchase Products through the Website” is deleted.

12.	Section 1(e) is deleted and the following substituted:

(e) JCP will distribute and sell quantities of Products commensurate with the scope of this Agreement and with the quality and prestige of the Martha Stewart brand. JCP agrees to maintain inventory of the Products in a manner consistent with industry standards.

13.	In Section 6(d), the phrase “and to maximize sales of the Products hereunder” is deleted.

14.	In Section 8(a)(i), the phrase “an aggregate of [***] days annually” is deleted and replaced with the phrase “an aggregate of [***] days annually.”

15.	Section 8(c) is deleted and the following substituted:

(c) JCP Store Environment. JCP will display the Products in a manner and degree consistent with the scope of this Agreement. For clarity, JCP agrees that it will provide MSLO with meaningful consultation on product display strategy and JCP will be responsible for the expenses incurred in connection with the development and implementation of the plans for the sales environments in the JCP Stores and any modifications thereof.

16.	Section 9 is deleted and the following substituted:

9.	PAYMENTS.

(a) Payment Periods: “Payment Period” shall mean a period of twelve of JCP’s fiscal months during which this Agreement is in effect, except that Payment Period 1 will commence on the Effective Date and end on February 2, 2014 and Payment Period 5 shall be as set forth below. The Payment Periods and Initial Guaranteed Minimum Payments will be as follows:

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Payment Period	Dates	Initial Guaranteed Minimum Payment
1	Effective Date – February 1, 2014	[***]
2	February 2, 2014 – January 31, 2015	[***]
3	February 1, 2015 – January 30, 2016	[***]
4	January 31, 2016 – January 28, 2017	[***]
5	January 29, 2017 – June 30, 2017	[***]

(b) Payments for Product Sales.

(i) Sales in JCP Stores. JCP shall pay a commission fee (the “Commission”) to MSLO at a rate of [***] of Net Sales of Products sold in any JCP Stores.

(ii) Sales on the JCP Website. JCP shall pay a Commission to MSLO at a rate of [***] of Net Sales of MSLO Products sold through the JCP Website.

(iii) To the extent that Net Sales under subsections (i) and (ii) above meet or exceed [***] in the aggregate in any Payment Period, JCP shall pay an additional [***] commission for any further Net Sales pursuant to subsections (i) and (ii) above for the remainder of the Payment Period.

(c) Guaranteed Minimum Payment.

In respect of the sale of the Products in JCP Stores and on the JCP Website, in each Payment Period, JCP will shall pay the greater of the Initial Guaranteed Minimum Payments specified in Section 9(a) above to MSLO or [***] of the actual Commissions payable to MSLO in the prior Payment Period (the “Guaranteed Minimum Payment” or “GMP”) for each Payment Period. The GMP for each Payment Period will be payable by JCP in equal installments on the dates set forth in the Payment Schedule in Appendix 6, except that as set forth in Appendix 6, the GMP for Payment Period 2 shall be due and payable in full within 2 business days of the Amendment Date as a condition to the effectiveness of this Amendment 3. The Parties agree that any Commissions paid pursuant to subsections (b)(i) and (ii) of this Section for a given Payment Period shall be credited against the GMP for such Payment Period, but no payment of amounts in any one Payment Period will be credited against the GMP for any other Payment Period.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(d) Intentionally Deleted

(e) Design Fee. JCP will pay to MSLO the design fee (the “Design Fee”) in equal quarterly installments beginning on February 1, 2012 and continuing throughout the Term. For the period of time from the Effective Date until the commencement of Payment Period 1, the Design Fee will be [***] (the “Initial Design Fee”), which such Initial Design Fee will be payable in equal quarterly installments beginning on February 1, 2012. For subsequent periods, the Design Fee will be payable as set forth in Appendix 6, in the following amounts:

Payment Period	Design Fee
1	[***]
2	[***]
3	[***]
4	[***]
5	[***]

The Design Fee will compensate MSLO for its activities under Section 7 above but not for other services that may be provided by MSLO hereunder (including, without limitation, any Creative Services).

(f) Payment Due Dates. All payments under this Agreement will be payable in accordance with the Payment Schedule. Any payment due date that falls on a weekend or national holiday will be due on or before the next business day.

(g) Marketing Amount. JCP commits to spend the Marketing Amounts as set forth herein. In all Payment Periods, the Marketing Amount will be a minimum of [***] of the prior Payment Period’s Net Sales. A minimum of [***] of each annual Marketing Amount will be spent on MSLO Media Properties during each Payment Period. For 2013, the amount of the annual Marketing Amount which will be spent on MSLO Media Properties will be [***]. All Marketing Amounts will be devoted solely to the Products and not to other JCP products or services. JCP and MSLO will mutually agree on the marketing plan pursuant to which JCP will expend the Marketing Amounts.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(h) Return of MSLO Shares.

(i) Return of Class A Common Shares. On the date hereof, JCP will deliver to MSLO all right, title and interest of JCP in and to the 11,000,000 shares (the “Class A Common Shares”) of MSLO’s Class A Common Stock, par value $0.01 per share, owned by it by transferring the Class A Common Shares via electronic delivery to a direct-registration account in MSLO’s name maintained by the transfer agent for MSLO’s Class A Common Stock. JCP shall deliver the Class A Common Shares free and clear of any Liens (as defined below).

(ii) Return and Cancellation of Series A Preferred Share. On the date hereof, JCP will deliver to MSLO a duly and validly executed stock power, together with the certificate representing the one share (the “Series A Preferred Share”) of MSLO’s Series A Preferred Stock, par value $0.01 per share, owned by it. JCP hereby acknowledges payment in full by MSLO of the $0.01 par value thereof. Pursuant to Section 4 of the Certificate of Designations establishing the Series A Preferred Stock (the “Certificate of Designations”), effective upon delivery of the Class A Common Shares by JCP to MSLO under Section (h)(i) above, the Series A Preferred Share shall be deemed to be and shall be cancelled in full, and upon cancellation, such share will no longer be issued or outstanding.

(iii) Removal of JCP Board Designees. On the date hereof and pursuant to the Certificate of Designations, JCP shall deliver to MSLO a letter removing each of Robert Peterson and Michael Zacharia as its Series A Designees (as defined in the Certificate of Designations) on the board of directors of MSLO.

17.	Section 10(b) is deleted and the following substituted:

(b) Quarterly Reports. Commissions and Design Fees (collectively, the “Payments”) will be paid quarterly as set forth on the Payment Schedule (except for the Initial Design Fee, which is payable in accordance with Section 9(e) above). Every Payment will be accompanied by a report substantially in the format set forth on Appendix 8 (individually, a “Quarterly Report,” and collectively, the “Quarterly Reports”) providing details on: (i) the quarter and year-to-date Net Sales and quantity, by department or subdivision, of all Products sold by JCP during the months to which such Quarterly Report relates; (ii) the calculation of the amount of Payment during the applicable reporting period; and (iv) any other information that may be mutually agreed to by the Parties. JCP will also provide MSLO with remote access to sales data regarding the Products on its supplier website, including sales by store for each Product and each Product Category. Upon MSLO’s reasonable request, and in any event within 60 days after the end of each Payment Period, JCP shall also deliver a report detailing JCP’s advertising and promotional activities in connection with the Products, including the expenditure of the Marketing Amount.

18.	Section 10(f)(i) is deleted and the following substituted:

(i) The Parties acknowledge that JCP has provided MSLO with projections for Net Sales for the Term (the “Projections”). At the beginning of each season, JCP will provide line plans by product category to MSLO.

19.	Section 13 is deleted and the following substituted:

13.	TERM; RENEWAL. Unless otherwise stated herein, all periods referred to in this Agreement will be based on JCP’s fiscal calendar. This Agreement will be effective as of the Effective Date and will continue through June 30, 2017 (the “Initial Term”), unless terminated sooner as provided herein. The parties will discuss in good faith a renewal of this Agreement (the “Renewal”), at least one year prior to expiration, on terms and conditions to be mutually agreed upon, provided, however, that it is understood that either Party may decide in its sole discretion not to agree to any such Renewal on any terms. References to “Term” will hereinafter include the Initial Term and any Renewals (subject to negotiated amendments), if applicable.

20.	In Section 14(d), the following sentence is deleted:

For clarity, the foregoing Sell-Off Period rights do not entitle JCP to use the Property, the Martha Stewart Marks or any Trademarks in identifying the MSLO Stores during the Sell-Off Period, which may not be “MSLO Stores” from 30 days and after such expiration or termination.

21.	Section 14(e) is deleted and the following substituted:

(e) Survival. The following provisions will survive any expiration or termination of this Agreement: 10(a), 10(d), 12 (but, in the case of 12(a)-(f) and (h)-(i), only during the Sell-Off Period, if any), 14(c)-(e), 16, 19, 20, 21 and the Definitions Section.

22.	Section 16(c) is deleted and the following substituted:

(c) No Liability. Notwithstanding anything to the contrary in this Agreement, including any representations, warranties and covenants, as to any “2006 Agreement Claims” (as defined below) based on the 2006 Agreement, JCP agrees that it will not seek and is not entitled to indemnification for monetary damages or attorneys’ fees or otherwise, nor will it seek to cancel or terminate this Agreement due to any such 2006 Agreement Claims or the resolution or settlement thereof, nor seek any other damages or remedies at law or in equity or other relief against MSLO or any of its Affiliates under this section or otherwise. Also notwithstanding anything to the contrary in this Agreement, JCP further agrees that: (i) such 2006 Agreement Claims based on the 2006 Agreement will not constitute a breach of this Agreement; and (ii) JCP will not have a cause of action against MSLO or any of its Affiliates for any breach of a representation, warranty or covenant set forth in this Agreement as such representation, warranty or covenant relates to the exclusive product categories set forth in the 2006 Agreement. As used herein, “2006 Agreement Claims” means Claims relating to the 2006 Agreement other than those arising out of the execution, delivery and performance of this Amendment 3 or the Non-Exclusive Categories in the Agreement, provided that for the avoidance of doubt it is agreed that any Claims previously asserted against any JCP Parties in litigation now pending shall be 2006 Agreement Claims; and provided further for the avoidance of doubt, if the 2006 Agreement is amended after the date hereof, a 2006 Agreement Claim shall nevertheless be deemed to be based on the 2006 Agreement for purposes of this Section 16(c) if the Claim is based on provisions of the 2006 Agreement in effect prior to such amendment. For example, if a Claim is hereafter asserted in respect of a Celebrations product listed on Appendix 5 hereto but as of the date hereof such product is already the subject of a Claim against JCP in the litigation based on the 2006 Agreement, then JCP could not seek indemnification from MSLO under Section 16 (such Claim would be a previously-asserted Claim and thus a “2006 Agreement Claim”, and MSLO continues to be entitled to the protections of this Section 16(c) in respect of such 2006 Agreement Claims). However, if a Claim is hereafter asserted in respect of a product or service offered in accordance with this Amendment 3 or the Non-Exclusive Categories in the Agreement and as of the Amendment Date there have not previously been Claims against JCP in respect thereof in the litigation based on the 2006 Agreement, then JCP could seek indemnification from MSLO under Section 16(b).

23.	Section 21(d) is amended by (x) inserting the following as the first sentence thereof:

“(i) The provisions of this paragraph (i) will be applicable except as otherwise provided in subparagraph (ii) below;” and

(y)	adding the following as a new subparagraph (ii):

(ii)(A)	Section 9(h) of the Agreement and Sections 30 through 35 of Amendment 3 hereto, dated as of October 21, 2013 shall be construed in accordance with and governed by, and all claims, disputes and controversies arising out of or relating to Section 9(h) of the Agreement and Sections 30 through 35 of Amendment 3 hereto, dated as of October 21, 2013 shall be resolved in accordance with and governed by, the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(B)	All claims, disputes and controversies arising out of or in connection with Section 9(h) of the Agreement and Sections 30 through 35 of Amendment 3 hereto, dated as of October 21, 2013 shall be resolved exclusively by the state and federal courts located in the State of Delaware, and each Party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

(C)	EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO SECTION 9(h) OF THE AGREEMENT AND SECTIONS 30 THROUGH 35 OF AMENDMENT 3 HERETO, DATED AS OF OCTOBER 21, 2013 AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

24.	The following Appendices are deleted: 1, 2, 3 4, and 7 and the following substituted: “Intentionally Deleted”.

25.	Appendix 5 is deleted and the attached Appendix 5 is substituted therefor.

26.	Appendix 6 is deleted and the attached Appendix 6 is substituted therefor.

27.	In the Second Amendment, Sections 2, 4, and the first paragraph of Section 5 are deleted and the following substituted: “Intentionally Deleted”.

28.	For the avoidance of doubt, all references to and obligations related to the Additional Categories, Kitchen Categories, MSLO Stores, the Website or Customer Data are deleted.

29.	Except as specifically amended by this Amendment 3, the terms and provisions of the Agreement shall remain in full force and effect, and references hereinafter to the Agreement shall be deemed references to the Agreement as so amended.

Further Agreements

30.	Representations and Warranties of MSLO. MSLO represents and warrants to JCP that:

(a)	Organization and Power. MSLO has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

(b)	Authorization, Enforcement. MSLO has all necessary corporate power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by MSLO of this Amendment 3 and the consummation by MSLO of the transactions contemplated hereby. This Amendment 3 has been duly executed and delivered by MSLO. Assuming due execution and delivery thereof by JCP, this Amendment 3 will be a valid and binding obligation of MSLO enforceable against MSLO in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)	No Conflict. The authorization, execution, delivery and performance by MSLO of this Amendment 3, and the consummation by MSLO of the transactions contemplated hereby, do not and will not: (i) violate or result in the breach of any provision of the organizational documents of MSLO; or (ii) with such exceptions that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of MSLO to perform its obligations hereunder, whether after the giving of notice or the lapse of time or both: (x) violate any provision of, constitute a breach of or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which MSLO is a party; or (y) violate any provision of, or constitute a breach of or default under, any law applicable to MSLO.

(d)	Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any governmental authority is or will be required on the part of MSLO in connection with the execution, delivery and performance by MSLO of this Amendment 3, except for: (i) the filing of a current report on Form 8-K with the Securities and Exchange Commission (“SEC”), and such filings as may be necessary with the Secretary of State of the State of Delaware with respect to the Certificate of Designations; and (ii) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of MSLO to perform its obligations hereunder.

31.	Representations and Warranties of JCP. JCP represents and warrants to MSLO that:

(a)	Organization and Power. JCP has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

(b)	Authorization, Enforcement. JCP has all necessary corporate power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by JCP of this Amendment 3 and the consummation by JCP of the transactions contemplated hereby. This Amendment 3 has been duly executed and delivered by JCP. Assuming due execution and delivery thereof by MSLO, this Amendment 3 will be a valid and binding obligation of JCP enforceable against JCP in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)	No Conflict. The authorization, execution, delivery and performance by JCP of this Amendment 3, and the consummation by JCP of the transactions contemplated hereby, do not and will not: (i) violate or result in the breach of any provision of the organizational documents of JCP; or (ii) with such exceptions that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of JCP to perform its obligations hereunder, whether after the giving of notice or the lapse of time or both: (x) violate any provision of, constitute a breach of or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which JCP is a party; or (y) violate any provision of, or constitute a breach of or default under, any law applicable to JCP.

(d)	Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any governmental authority is or will be required on the part of JCP in connection with the execution, delivery and performance by JCP of this Amendment 3, except for: (i) the filing of an amended Schedule 13D and a Form 4 with the SEC; and (ii) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of JCP to perform its obligations hereunder.

(e)	Ownership. JCP is the lawful owner, of record and beneficially, of the Class A Common Shares and Series A Preferred Share and has good and valid title to such Common Shares and Preferred Share, free and clear of any liens, claims, encumbrances, security interests, restrictions, pledges, charges, escrows, options, rights of first offers, rights of first refusal, mortgages, indentures, security agreements or other similar agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money of any kind (collectively, “Liens”).

32.	ACKNOWLEDGEMENT. JCP has had an opportunity to receive all information related to MSLO and its subsidiaries requested by it and to ask questions of and receive answers from MSLO regarding MSLO, its subsidiaries, its business and the terms and conditions of the return of the Class A Common Shares and is not relying on any representation or warranty by MSLO as to the value of the Class A Common Shares and the Series A Preferred Share. JCP acknowledges that MSLO may possess information not known to it regarding or relating to MSLO and the Class A Common Shares and the Series A Preferred Share, including but not limited to, information concerning the business, financial condition, results of operations or prospects of MSLO, which information may be deemed to be material and non-public and that it has determined to enter into this Amendment 3 and the transactions contemplated herein notwithstanding its lack of knowledge of any such information.

33.	NO OTHER REPRESENTATIONS AND WARRANTIES. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE OTHER PARTY WITH RESPECT TO THIS AMENDMENT 3 ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AMENDMENT 3 AND (II) ANY CLAIMS THAT A PARTY MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN BY THE PARTIES HERETO, AND NOT ON ANY OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES BY ANY PARTY’S AFFILIATE.

34.	NO THIRD PARTY BENEFICIARY. This Amendment 3 is not intended to confer upon any person not a Party hereto (or their successors and permitted assigns) any rights or remedies hereunder, except for the provisions for the benefit of Affiliates as expressly set forth in Section 33 above.

35.	EXECUTION AND COUNTERPARTS. This Amendment 3 may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

36.	GOVERNING LAW AND FORUM; JURY TRIAL WAIVER. All claims, disputes and controversies arising out of or relating to this Amendment 3 shall be governed by and subject to Section 21(d) of the Agreement.

37.	HEADINGS. The headings contained in this Amendment 3 are inserted for convenience of reference only and will not affect the meaning or interpretation of this Amendment 3.

38.	AMENDMENTS AND WAIVERS. This Amendment 3 may not be modified or amended except by an instrument or instruments in writing signed by each Party hereto.

39.	SEVERABILITY. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Amendment 3 in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

40.	COOPERATION AND FURTHER ASSURANCES. Each of the parties will cooperate with the others and use its commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental authorities and other third parties necessary to consummate the transactions contemplated by this Amendment 3.

IN WITNESS WHEREOF, the parties herein have so agreed, effective as of the Amendment Date.

J.C. Penney Corporation, Inc.		Martha Stewart Living Omnimedia, Inc.

By:	/s/ Ken Hannah	By:	/s/ Allison Hoffman
	Signature		Signature
Name:	Ken Hannah	Name:	Allison Hoffman
Its:	Chief Financial Officer	Its:	EVP, General Counsel & Secretary

Appendix 5

NON-EXCLUSIVE PRODUCT CATEGORIES

1.	Soft Window

panels

valences

toppers

shades

tie-backs

sheers

2.	Hard Window (excluding drapery hardware)

shades

blinds

shutters

3.	Christmas Trim

trees (42 inches and below)

ornaments (except shatterproof ornaments)

non-lit garlands

holiday mats

tree skirts

stockings

table top

4.	Window Hardware

5.	Portable and Hard-Wire Lighting

6.	Area Rugs

7.	Celebrations

Gift Packaging

gift bags

gift wrap

ribbon

tissue paper

Stationery

invitations

thank you’s

place cards and holders

greeting cards

Paper-based Baking/Decorating

Cups

Wrappers

Food Packaging

Twine

Cupcake Stands

Cake Stands

Cupcake toppers

Candles

Cake boxes

Drink picks

Candy jars

Paper/Plastic Tabletop

Cups

Napkins

Plates

Runners

Table cloths

Chargers

Utensils

Serving Pieces

Favors

Containers

Kits

Small Gift Favors

Decorations/Party Decor

Balloons

Garlands

Streamers

Confetti

Banners

Cutouts

Clings

Hanging Lanterns

Table Centerpieces

Other

Noisemakers

Hats

Wearables

Appendix 6

Payment Schedule

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due
0	Q1	Design Fee**	2/1/2012	[***]
Fiscal 2012	Q2	Design Fee**	5/1/2012	[***]
	Q3	Design Fee**	8/1/2012	[***]
	Q4	Design Fee**	11/1/2012	[***]

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due
1	Q1	GMP**	6/18/2013	[***]
Fiscal 2013		Design Fee**	6/18/2013	[***]
	Q2	GMP**	9/17/2013	[***]
		Design Fee**	9/17/2013	[***]
	Q3	2014 GMP (full payment due)	10/23/2013	[***]
		GMP	12/17/2013	[***]
		Design Fee	12/17/2013	[***]
	Q4	GMP	3/18/2014	[***]
		Design Fee	3/18/2014	[***]
		GMP Reconciliation	3/18/2014
		Design Fee Reconciliation	3/18/2014

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due
2	Q1	GMP		[***]
Fiscal 2014		Design Fee	6/17/2014	[***]
	Q2	GMP		[***]
		Design Fee	9/16/2014	[***]
	Q3	GMP		[***]
		Design Fee	12/16/2014	[***]
	Q4	GMP		[***]
		Design Fee	3/17/2015	[***]
		GMP Reconciliation	3/17/2015
		Design Fee Reconciliation	3/17/2015

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due
3	Q1	GMP	6/16/2015	[***]
Fiscal 2015		Design Fee	6/16/2015	[***]
	Q2	GMP	9/15/2015	[***]
		Design Fee	9/15/2015	[***]
	Q3	GMP	12/15/2015	[***]
		Design Fee	12/15/2015	[***]
	Q4	GMP	3/15/2016	[***]
		Design Fee	3/15/2016	[***]
		GMP Reconciliation	3/15/2016
		Design Fee Reconciliation	3/15/2016

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due
4	Q1	GMP	6/14/2016	[***]
Fiscal 2016		Design Fee	6/14/2016	[***]
	Q2	GMP	9/13/2016	[***]
		Design Fee	9/13/2016	[***]
	Q3	GMP	12/13/2016	[***]
		Design Fee	12/13/2016	[***]
	Q4	GMP	3/14/2017	[***]
		Design Fee	3/14/2017	[***]
		GMP Reconciliation	3/14/2017
		Design Fee Reconciliation	3/14/2017

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due
5	Q1	GMP	6/13/2017	[***]
Fiscal 2017		Design Fee	6/13/2017	[***]
	Q2	GMP	9/12/2017	[***]
		Design Fee	9/12/2017	[***]
		GMP Reconciliation	9/12/2017
		Design Fee Reconciliation	9/12/2017

**	Payment already made

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission